Exhibit 99.1

TESORO CORPORATION CONTRIBUTES MARTINEZ CRUDE OIL MARINE TERMINAL
TO TESORO LOGISTICS

Tesoro Corporation (NYSE:TSO) and Tesoro Logistics LP (NYSE:TLLP) today announced that Tesoro Corporation (“Tesoro”) has contributed the Martinez Crude Oil Marine Terminal located in Martinez, California to Tesoro Logistics LP (“the Partnership”) for total consideration of $75 million, effective April 1, 2012.

“The contribution of the Martinez Crude Oil Marine Terminal marks Tesoro's first drop-down to the Partnership and demonstrates Tesoro's commitment to capturing the full value of our logistics assets and helping the Partnership expand its portfolio,” said Greg Goff, Tesoro Corporation's President and Chief Executive Officer and Tesoro Logistics' Chairman and Chief Executive Officer. “We are committed to growing the Partnership's distributions and expect this transaction to be immediately accretive.”

The Martinez Crude Oil Marine Terminal is located on the Sacramento River near Tesoro's Martinez refinery and consists of a single-berth dock, five crude oil storage tanks with a combined 425,000 barrels of capacity and related pipelines. The terminal receives crude oil through marine vessels for delivery to Tesoro's Martinez refinery. Total throughput capacity for the terminal is approximately 145,000 barrels per day.

The purchase price of $75 million included cash of $67.5 million and Tesoro Logistics equity valued at approximately $7.5 million. The cash consideration was financed with borrowings under Tesoro Logistics' revolving credit facility. The equity consideration was based on the average daily closing price for the 10 trading days prior to the effective date of April 1, 2012, or $35.62 per unit, with 98% in the form of common units and 2% in the form of general partner units.

In connection with the closing of the proposed transaction, Tesoro and the Partnership have entered into a 10-year terminalling agreement with a minimum throughput commitment. Tesoro Logistics expects that this contribution will result in an estimated $15 million of incremental revenue, of which more than 90% is based on minimum committed throughput, and $8 million of incremental annual EBITDA.

On March 30, 2012, the Partnership amended its senior secured revolving credit agreement (the “Credit Agreement”) with Bank of America, N.A, as administrative agent and a syndicate of banks and financial institutions and lenders. Concurrent with the execution of the amendment, the Partnership exercised its option to increase the size of the loan commitments to an aggregate of $300 million. Additionally, the Partnership is permitted to request that the loan commitments under the Credit Agreement be increased up to an aggregate of $450 million, subject to receiving increased commitments from the lenders. The Credit Agreement is guaranteed by all of the Partnership's subsidiaries and secured by substantially all of the assets of the Partnership and its subsidiaries. The Credit Agreement is scheduled to mature on April 25, 2014.

TESORO LOGISTICS LP
RECONCILIATION OF FORECASTED EBITDA TO AMOUNTS UNDER US GAAP
(Unaudited, in millions)

Reconciliation of Forecasted EBITDA to Forecasted Net Income:	Full Year 2013 Martinez Crude Oil Marine Terminal
Net income	$4.5
Add: Depreciation and amortization expenses	1.5
Add: Interest and financing costs, net	2.0
Forecasted EBITDA (a)	$8.0

(a) We define EBITDA as net income (loss) before net interest and financing costs and depreciation and amortization expenses. EBITDA is a measure prescribed by accounting principles generally accepted in the United States of America ("U.S. GAAP") but is a supplemental financial measure that is used by management and may be used by external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, to assess:

•	our operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or financing methods;

•	the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

About Tesoro Corporation
Tesoro Corporation, a Fortune 150 company, is an independent refiner and marketer of petroleum products. Tesoro, through its subsidiaries, operates seven refineries in the western United States with a combined capacity of approximately 665,000 barrels per day. Tesoro's retail-marketing system includes nearly 1,200 branded retail stations, of which over 375 are company operated under the Tesoro®, Shell® and USA Gasoline™ brands.

About Tesoro Logistics LP
Tesoro Logistics LP, headquartered in San Antonio, Texas, is a fee-based, growth-oriented Delaware limited partnership formed by Tesoro Corporation to own, operate, develop and acquire crude oil and refined products logistics assets.

This press release contains certain statements that are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities exchange Act of 1934 concerning our current expectation of the announced transaction closing, portfolio expansion, growth in distributions, accretiveness, throughput rates and incremental revenue and cash flow. For more information concerning factors that could affect these statements, see the respective annual reports on Form 10-K and quarterly reports on Form 10-Q for Tesoro Corporation and Tesoro Logistics LP, filed with the Securities and Exchange Commission. We undertake no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which we become aware of, after the date hereof.

Contact:
Investors:
Louie Rubiola, Director, Investor Relations, (210) 626-4355

Media:
Tesoro Media Relations, media@tsocorp.com, (210) 626-7702